UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of Earliest Event Reported):	October 25, 2007

ISCO INTERNATIONAL, INC. (Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	001-22302 (Commission File Number)	36-3688459 (I.R.S. Employer Identification Number)

1001 Cambridge Drive, Elk Grove Village, ILLINOIS (Address of Principal Executive Offices)	60007 (Zip Code)

847-391-9400 (Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act
[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 7.01 Regulation FD Disclosure

After the close of the trading markets on October 25, 2007, ISCO International, Inc. (“ISCO”) conducted its quarterly investor call.  A copy of the transcript of the call is attached as Exhibit 99.1 to this Current Report.

The transcript describes, among other things, a previously announced proposed merger with Clarity Communication Systems, Inc. (“Clarity”).  ISCO notes because Clarity is owned by one of ISCO’s directors, Jim Fuentes, ISCO’s Board of Directors has established an independent special committee to review and negotiate the terms of the proposed merger and that the proposed merger is still subject to the successful negotiation of a definitive merger agreement, the receipt of audited financial statements and a fairness opinion rendered by ISCO’s independent investment advisors, and customary closing conditions, including the approval of ISCO’s stockholders.   There can be no assurance that the proposed merger will be consummated.

Forward-Looking Statements

This Current Report on Form 8-K contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties.  Because ISCO wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the ISCO's current expectations regarding the future results of operations, performance and achievements of the ISCO. ISCO has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," “looks,” "expects," "plans," "intends" and similar expressions.  These statements reflect ISCOs current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause ISCO's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of ISCO’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; ISCO’s ability to obtain financing in the future if necessary; ISCO's history of net losses and the lack of assurance that ISCO's earnings will be sufficient to cover fixed charges in the future; uncertainty about ISCO’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for ISCO’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; ISCO's ability to attract and retain key personnel; ISCO’s ability to protect its intellectual property; the risks of foreign operations; the risks of legal proceedings; ISCO’s ability to complete the proposed merger and successfully integrate the combined entity. A more complete description of these risks, uncertainties and assumptions is included in ISCO's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" ISCOs Annual Report on Form 10-K filed by ISCO with the Securities and Exchange Commission.  You should not place undue reliance on any forward-looking statements.  ISCO undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed merger between ISCO and Clarity, ISCO intends to file with the SEC a proxy statement and other relevant materials.  The final proxy statement will be mailed to the stockholders of ISCO.  INVESTORS AND SECURITY HOLDERS OF ISCO ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ISCO AND THE MERGER.  The proxy statement and other relevant materials (when they become available), and any other documents filed by ISCO with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by ISCO by contacting ISCO International, Inc., 1001 Cambridge Drive, Elk Grove Village, IL.

Participants in the Proposed Merger Solicitation

ISCO and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its stockholders in favor of the Proposed Merger. Information regarding ISCO’s directors and executive officers and their ownership of ISCO common stock is set forth in ISCO’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 30, 2007.  Investors and security holders may obtain more detailed information regarding the direct and indirect interests of ISCO and its executive officers and directors in the proposed merger by reading the proxy statement regarding the proposed merger when it becomes available.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits

(d) Exhibit No.	Description

99.1	Transcript of Quarterly Investor Call October 25, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISCO INTERNATIONAL, INC.
Date: October 26, 2007	By: /s/ Frank Cesario Frank Cesario Chief Financial Officer

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Index of Exhibits

Exhibit No.	Description

99.1*	Transcript of Quarterly Investor Call October 25, 2007.
______________
* Filed herewith

        ISCO INTERNATIONAL

        Host: John Thode

        October 25, 2007/4:30 p.m. EDT

        Page

INTRODUCTORY NOTE: This transcript describes, among other things, a previously announced proposed merger with Clarity Communication Systems, Inc. (“Clarity”).  ISCO notes because Clarity is owned by one of ISCO’s directors, Jim Fuentes, ISCO’s Board of Directors has established an independent special committee to review and negotiate the terms of the proposed merger and that the proposed merger is still subject to the successful negotiation of a definitive merger agreement, the receipt of audited financial statements and a fairness opinion rendered by ISCO’s independent investment advisors, and customary closing conditions, including the approval of ISCO’s stockholders.   There can be no assurance that the proposed merger will be consummated.

Additional Information and Where to Find It

In connection with the proposed merger between ISCO and Clarity, ISCO intends to file with the SEC a proxy statement and other relevant materials.  The final proxy statement will be mailed to the stockholders of ISCO.  INVESTORS AND SECURITY HOLDERS OF ISCO ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ISCO AND THE MERGER.  The proxy statement and other relevant materials (when they become available), and any other documents filed by ISCO with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by ISCO by contacting ISCO International, Inc., 1001 Cambridge Drive, Elk Grove Village, IL.

Participants in the Proposed Merger Solicitation

ISCO and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its stockholders in favor of the Proposed Merger. Information regarding ISCO’s directors and executive officers and their ownership of ISCO common stock is set forth in ISCO’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 30, 2007.  Investors and security holders may obtain more detailed information regarding the direct and indirect interests of ISCO and its executive officers and directors in the proposed merger by reading the proxy statement regarding the proposed merger when it becomes available.

        ISCO INTERNATIONAL

        Host: John Thode

        October 25, 2007/4:30 p.m. EDT

        Page

ISCO INTERNATIONAL

October 25, 2007
4:30 p.m. EDT

Coordinator
Good afternoon.  My name is Julie Ann and I will be your conference operator today.  At this time, I would like to welcome everyone to the ISCO International third quarter 2007 investor conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer session.  Thank you.  I would now like to turn the conference over to Mr. Ralph Pini, Chairman of ISCO International.  Mr. Pini, you may begin.

R. Pini	Thank you, and good afternoon, and thank you to all for joining the call. Today I’m also joined by John Thode, CEO, and by Frank Cesario, our CFO, who will now read the Safe Harbor Statement.

F. Cesario
Thank you, Ralph.  We would like to advise you that the discussions we’ll have today will include forward-looking statements as that term is defined under the Private Securities Litigation Reform Act of 1995.  What we in the Act mean by forward-looking statements are all statements we make other than those dealing specifically with historical matters.  That is any statements we make about the conduct of our business operations and finances up to this moment.

All other statements we make are forward-looking statements.  Our forward-looking statements include any information we provide on future business operations and other guidance regarding the future financial performance of the company.  All forward-looking statements mentioned are subject to risks and uncertainties that could cause the actual results to differ, possibly materially, from those projected in the forward-looking statements.

Some, but not all of these risks and uncertainties are discussed from time to time in the press releases and securities filings of the company with the SEC, particularly in our Form 10-K.  We undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

By now, you should have seen the financial results from the third quarter.  If not, please visit our Web site, or send a request to our investor relations line.

We reported revenue of approximately $2 million for the third quarter, generally consistent with the average quarterly revenue of the first half of the year.  We also reported quarter and year-to-date gross margin figures of 37% and 42% respectively.  Our gross margin for the full year last year is 40%, so even at a lower total revenue run rate, we’ve managed to drive improvements in our efficiency metrics.

On a cash flow basis, we showed net losses of approximately $1 million for the quarter and $3 million for the year-to-date, again, fairly consistent during the year.  That result was a loss of a penny per share for the quarter.  These results include increased spending on product development for the Q4 launch activities.  Cash and cash equivalents on hand are approximately the same as we enter Q4 as they were entering Q3, as we’ve continued to efficiently manage our inventory and strategic suppliers.

Due to the successful deployment of a new product, we entered the fourth quarter with roughly $1 million in order backlog that we expect to fulfill during the quarter.  While we certainly worked for results more in line with our record third quarter of Q3 last year, spending and structural changes in the U.S. markets we serve continue to be challenging, as you’ve seen from announcements from almost all OEM and aftermarket infrastructure suppliers.  This continues to support our ongoing strategy to differentiate and diversify our portfolio.

With that, I would like to turn it over to our Chairman, Ralph Pini.

R. Pini
Thank you, Frank.  Today’s commentary might be a little longer than usual, but I have to tell you I’m pleased to join you today to provide, among other things, some insight on the proposed merger with Clarity Communication Systems that we announced earlier in the month.  This proposed merger is very consistent with our strategy to continue to evolve our business to support incremental and sustainable long-term growth, and to accelerate the development of our strategic products.

For those who aren’t aware, Clarity is a private company based near Chicago with 35 people.  Primarily, real-time software engineers with extensive telecommunication experience will develop and sell value-add applications for mobile networks and devices such as push-to-talk, location based services, also known as Whereabouts, and some exciting combinations of the two platforms branded as Where2Talk.  Clarity has commercialized some of these services through a host of service targeted at second and third tier operators and trying others, including applications target at interoperability between commercial and public safety networks.

For those who have been following the 700 megahertz spectrum auction, interoperability where public safety continues to be a challenge and it is an area where there would be substantial investment in the next several years.

If we look at the wireless telecommunication market segment, along with recent announcements from some of our largest entities, we have seen the capital spending tends to be somewhat unpredictable, and, at times, it is related to consumer adoption of new services.  To reduce volatility in our results, our strategic intent has been to expand our addressable market, and diversify our portfolio to mitigate this risk.  Our customers and competitors have been focused on consolidation for growth and competitive advantage for the last several years.  There is a significant benefit to size and scale in today’s business, and any reasonably priced synergistic opportunity that will allow us to achieve these benefits is important to act upon.  Perhaps, more importantly, from a strategic view, the sustaining value of any partnership is the combined competencies and the skills and technical assets of the combined teams.

As a result of this proposed merger, we believe Clarity’s software skills will support and complement our hardware talent, and will add significant value to our company and our shareholders.

Going forward, as we’ve indicated previously, our strategic intent continues to be to expand the addressable market for our adaptive interference management platform beyond an aftermarket standalone cellular product.  This will include fully software based solutions installed directly into the infrastructure and mobile device OEM channels.  As well, it has optimized solutions targeted at the higher growth segments of the market, including Wi-Fi, WiMAX, ISCO cells, distributed antenna systems, and remote radio heads.  We see the proposed merger with Clarity as an opportunity to accelerate our ability to address these significant emerging markets in a timely manner with a necessary complementary technical and channel expertise to do so.

In addition to the strategic perspective, we see significant near term synergies between ISCO and Clarity.  Our customers and channels are complementary and offer an opportunity to grow sales of both portfolios significantly.  As you all know, ISCO has been selling to the largest wireless operators in the U.S., while Clarity has been selling to OEMs, tier two and three operators, and system integrators addressing the public safety markets.

The bottom line is from both, a strategic and technical perspective, we believe the proposed merger with Clarity affords us a distinctive competitive advantage to support sequential near-term growth, and address significantly broader high growth segments.

During the upcoming weeks, we will continue to provide you with updates on this merger, which we hope will culminate in a shareholders vote by the end of the year.

Before I finish, I would also like to share some good news regarding our DIF product.  I’m pleased to confirm that the fully digital platform targeted at the aftermarket, code name DIF, will indeed be completed during the current quarter and delivered commercially.  This is an extremely important step in our adaptive interference management portfolio, and we are very excited at its imminent commercialization.  The initial deployments may well be in Latin America and Europe, though we fully expect to target the U.S. market as well.

Lastly, as I know John and Frank have mentioned on previous calls, we continue to receive significant interest in derivatives of this platform for other differentiator applications.  As an example, one of these derivatives we call TSF, or tunable site filter, allows for a Web-based, remotely tuned multi-band selectable front-end filter.  This product derivative has received considerable customer interest, and is currently in trial with a tier one U.S. operator.  This is one example of a number of product variants we expect to commercialize from this platform.

As you also read, John Thode will be leaving us shortly, so I would like to thank John for his outstanding service to ISCO during the past three years.  He has been instrumental in shaping the strategy we are executing on today, and we will continue to execute on after he leaves.  I want to wish John and his family the best, since he is also embarking on a new and very challenging job.

J. Thode
Thank you, Ralph, and good afternoon, everyone.  While nothing is easy in this business, and we’re not alone in terms of infrastructure providers who expected a higher rate of revenue during Q3, I’m pleased by how we have continued to implement the big picture of the company, in some ways, accelerating some of our long-term goals.

As Ralph mentioned, we announced that I’m leaving to join a large Fortune 500 company.  I want you to know that it is not a decision I made easily.  I was invited to join by people whom I have great respect for, and given an outstanding opportunity to do something that I’ve wanted to return to.  I’m disappointed that I won’t be able to directly lead ISCO anymore, but I intend to continue to support ISCO as a director, and frankly, couldn’t leave you with a better team of people.

I believe we’ve developed a very clear strategy, and we’re executing on that strategy through today.  The acquisition of Clarity accelerates the pace of that strategy in a unique and differentiated way.  I can also say, with complete confidence, that the people here will not allow my departure to impact the company’s direction, or clearly, the sense of urgency.

Ralph, I turn the floor back to you.

R. Pini
Thank you, John, and, once again, good luck in the future.  As a final note, on some of the most important opportunities we are currently addressing, we are doing some work with a large multi-national Latin America telecom operator.  We are beginning a trial in Latin America for the DIF platform; something we believe has significant near-term revenue opportunities.  We are also finalizing evaluations with two large operators in Europe, ISCO’s first real penetration into Europe.  Both of these are need-to-have applications involving the legitimate coexistence of interference.

Finally, we continue to make steady progress in Asia and also in India. In the next several weeks, we expect to be able to make some detailed announcements concerning many of these opportunities.

I think it goes without saying that I have spent a great deal of time with the team reviewing the business over the last several weeks.  My expectation is that, even though we are likely to continue to see some short-term market challenges due to the slower rollout of broadband type services and reduced capital investment by the carrier channels, we can expect significant incremental growth with our new offering, together with our proposed merger with Clarity.  This is why I joined the board back in 2004, and why the team we have in place is very excited.  We hope that the Clarity merger is finalized quickly, and that you support the measure.

We have also started the process, and are actively reviewing the qualifications of a number of candidates who have shown great interest in the permanent CEO position here at ISCO.  We expect to make this announcement before the end of the year.

With that, we are ready to take your questions and open up the lines.

Coordinator	Thank you. Your first question is from the line of Edward Zabitsky with ACI Research.

E. Zabitsky
Good afternoon.  To John, thank you, first of all.  It’s pretty clear that the company has changed substantially; at least from the outside, the company appears to have changed substantially positively, of course, over your years working for the company.  The concern though is that some of that discipline is lost when you leave, and it’s not, of course, anything to do with the people, but the glue that binds those people.  So I’m hoping you could share some of the processes that you’ve implemented that will help guide the company going forward.

J. Thode
Sure, Edward.  First of all, it always starts with great people and we’ve added a couple of very talented senior individuals to the team, and, obviously, over the last several years, we’ve also spent a good deal of time enhancing the team in terms of the other areas of specialty.  So, it starts with great people and the company has great people.

In terms of things we’ve put into place, obviously, it starts with a strategy and it starts with alignment on the board and the entire senior management team around that strategy.  I think ultimately, you’re seeing that framework being fulfilled here before your eyes with a number of things we’re doing, including the Clarity merger.

Fundamentally, at the end of the day, we’re a different company in terms of our urgency, and we’re a different company in terms of the basic framework of the business processes we’ve put in place to manage and hold ourselves accountable.  And that’s not going to change.  That’s something that collectively, we, together as a team, and under the guidance and direction of the board, don’t intend to change, and something that I can assure you that the team will continue to improve upon and excel at upon my departure.  So I have very little concern in that area from my own perspective.  As you know, and as a number of the shareholders know, I’m a pretty large shareholder myself, and I intend to continue to be one for some period of time.  I intend to participate in the upside when it comes along with all of you as well.

I’m pretty confident that we’re not going to change track here.  In fact, we’re only going to accelerate our progress here, particularly with the merger and with a talented potential CEO coming on board here in the next couple of months.

F. Cesario
This is Frank, Ed.  Let me add to that just a little bit that we have a process that everyone has bought into.  Three years ago, we had a vision of incremental improvement on what we had done - how to be a really great aftermarket hardware player.  Since then, we’ve all figured out together, and John has driven this process, that we can be a lot more than an aftermarket hardware player.  So the fact that the people have bought into that is going to keep it going.  I can assure you that the management team isn’t going to let things drop, because we all see what we’re doing, and Ralph coming in as interim CEO as well, is going to keep the momentum going forward.  That’s our commit to you.

E. Zabitsky	Okay. Lots of luck, John, in your next job.

J. Thode	I really appreciate it. Thank you.

E. Zabitsky
Actually, one more question.  I’m not sure if Ralph or Frank should take it, but I’ll ask it either way.  In developing the digital ANF, obviously there is a dramatic cost reduction to be achieved.  There’s no doubt about it, this is a tried and true story in the wireless business.  The question is what does that do to the addressable market?  How do you know that we move beyond a niche?  Do you know what I mean?  Is it worth the investment?  What are the carriers saying about something that’s a fifth the cost, or a tenth the cost, or I don’t know how much?

J. Thode
First of all, that’s one aspect, and obviously, carriers already have bought into the value proposition at one point on the demand curve, given the current cost of the current DANF product.  I think a more specific attribute, and something that’s much more valuable is because it is a fully digital platform, we’re able to address other technologies and broader market segments beyond just the cost factor advantage.  As Ralph pointed out just a moment ago, as an example, we’ve created a spin-off of the platform already beyond just adaptive in-band interference and turned it inside out and it became an adaptable tunable site filter.  It’s not just the cost basis of the platform, but the flexibility of the platform that will allow us to significantly address broader market segments.

F. Cesario
The cost element, obviously is very important.  As costs in telecom come down, a lot of things happen.  But you can see, for example, in base stations that they tend to over-invest in certain elements of infrastructure, like lightning protection.  Why do they do that?  Because it is worth the incremental cost and not worth the experience of an outage, so they’re willing to pay to have something that is adaptable to future environments.  That’s precisely what we’re proposing today, future proofing networks with smart, adaptive, protective mechanisms.

Not only do we have a huge benefit on the cost side, because now we’re getting into that field of where you would spend a little bit of money for protection, period, end of story, as opposed to protect resolving your worst performing site.  But also, as John got into, now we’re able to expand this dramatically and to so many more applications and its dynamics, so we can do it quickly and very adeptly.  It’s just better on every level, and we think that will be strong in the marketplace.

E. Zabitsky	Okay. My interest is tweaked and I guess I’ll just have to follow-up as time goes on and your market experience with it improves.

J. Thode	Thank you, Edward.

E. Zabitsky	Thank you.

Coordinator	Your next question is from the line of Tom Bock with Bock Evans.

J. Thode	Hello, Tom.

T. Bock
Hello, gentlemen.  It’s nice to talk with you again.  John, I’m sorry to see you leave.  I appreciate all the hard work you’ve done to bring this magic box to us.  I would just like to ask some questions about the DIF filter, somewhat touching on what the fellow before Edward just asked, but I would like to hone in on a specific thing.  The DIF filter, can an operator just buy one of those and put it in a cell side, or is this something that you contemplate will be sold across a large number of sites or a big system?  When you make a cost comparison between a DIF filter and a DANF filter, are we comparing apples to apples, one filter, one filter, or are we comparing one DIF filter out of a whole bunch of DIF filters with a DANF filter?

J. Thode
It’s a very simple answer to the question.  On a like-for-like basis, it’s a considerable cost reduction.  For competitive reasons, I probably shouldn’t give you a number, but let’s say it’s considerably more than a factor of two on a like-for-like basis.

There is other thing, just to reemphasize it.  In our business, cost is a significant factor, but I don’t think it’s wise to just hone in on that particular aspect of it.  Let me emphasize again, beyond cost is the flexibility of the platform that allows us to address much broader market spaces, particularly high growth market spaces that Ralph just mentioned, where there are more need-to-have versus nice-to-have applications.

Let me give you a very specific example.  Wi-Fi is deployed in unregulated spectrum where there are planned, in fact, licensed interference sources, things like microwaves, cordless phones, walkie-talkie two-way radios.  That’s a space where it’s not just an insurance policy where perhaps a cellular operator is buying it for a particular application on a border situation, or for a particular insurance policy that might arise as a result of intermodulation or some RF perturbation.  But it’s a situation where it’s a planned interference scenario that must be addressed.

Ralph spoke just a moment ago about a couple of opportunities that we’re looking at in Europe and Latin America.  These are both situations we’ve talked about in previous calls where spectrum re-mining is occurring, where an operator himself is the interference source.  So when you’re displacing a 2G technology like GSM, with the 3G technology like UMTS, the operator is causing himself interference.  To be able to reduce that affect, to simplify the engineering of those networks, creates a significant benefit to those operators, and frankly, is where we’re getting the most traction at this point in time in terms of interest in the product.  And why, most likely, we will roll out the product internationally first, as opposed to in the U.S. markets where the application is not as straightforward as spectrum re-mining.  So, cost is important, but let’s not lose focus on its ability to address greater market breadth and scope on need-to-have versus nice-to-have applications that make the value proposition much more attractive overall, independent of what the cost or price is.

T. Bock	Say on Alcatel, and I’ve seen this thing, I’ve tested it, and in Paris, I have a problem, can I just buy one of them?

J. Thode	Yes.

T. Bock	Then we would be talking apples. In other words, I would say, “Gee, I’d rather have this than a DANF. This is doing so much more and it costs less.”

J. Thode
Remember, both DANF and DIF are designed to be one box per cell site, so whether you buy one DANF box per cell site, or whether you buy one DIF box per cell site, you’re still buying one box.  I’m not sure if that answers your question.

T. Bock	That does. At this time, do you have any sales contracts in hand for DIF? Now as we speak.

J. Thode
No, not something we’re prepared to announce at this point.  Let’s just say we have significant operator interest, and we’re doing some very specific trials in the next couple of weeks.  You’ll be sure to hear of specifics about some of these as we wrap some of them up.  As you know, Tom, operators are a bit reluctant until they make a hard purchase decision; they’re very reluctant to put their names on any kind of public information.

T. Bock	So, when you do these trials, are you operating under non-disclosure agreements in all of these trials?

J. Thode	Always.

T. Bock	Always?

F. Cesario	Always.

J. Bock
I see.  Okay.  Then I have a couple of other things, if you don’t mind.  I’m very fascinated by this whole space.  This merger, I’ve paid a lot of attention to the 700 megahertz auction and Verizon’s intent to block it and all of that.  How does this position us for an operator that might want to build out the public service element and the whole 700 mhz, somebody that would want to build a new network in the United States?  Does this give us a window of scarcity or a pole position thing to offer that?

F. Cesario
Tom, John and Ralph may get more detailed, but since you used the word merger, or proposed merger with Clarity, we are pretty extensively restrictive on what we can say about that, because we are currently in technically a presolicitation phase.  So, please appreciate that we are very limited in anything we can say specifically to a new combination or the other party.  I have no issues talking about 700 megahertz in general.  All I would ask is that we not go into any more detail with the proposed merger than we have in our prepared comments.  That’s just something that the lawyers have counseled us to do now that we’re in the presolicitation phase.

R. Pini
There is something that we can say.  There is an effort to integrate new broadband technologies into the existing public safety two-way radio system, and I think, with the intent of rolling out a major network in the 700 megahertz band.  That should open up opportunities for the market in general, and with our new direction, we fully expect to be one of the key players to benefit from the rollout.

J. Thode
Tom, there’s a lot of good things about 700 megahertz.  By the way, just the latest, Verizon dropped their lawsuit recently.  We talked about this in the last phone call.  Not just from the aspect of interoperability with public safety, which I think we have a plan, but also from the aspect of the 700 megahertz band being an extremely messy band right now with a lot of incumbents in it.  Also, from the perspective that there will be open access in this country, one way or another, and it will most likely be with a non-traditional operator.  Someone who, in that case, will more likely have more capital and be more interested in getting the network up on the air in a nice timely fashion to focus on offering value added services, and all of that plays into our hands.

T. Bock
I see.  Not to ask you specifically about the merger, but in context of direction of the combined ISCO, or what this merger portends to the direction of ISCO in the future.  Are we looking at this as a specific, one-time thing that’s being driven by some things, or are we now in the process of going out and buying up software companies?  Are we going to be like the WorldCom of wireless or something?

J. Thode	Please don’t use WorldCom. Pick a different example.

T. Bock	It’s kind of unusual. That’s just why I asked. Is this the beginning of a bunch of these things?

J. Thode
I think we’re opportunistic, and Ralph read in his opening comments that you have to be opportunistic.  What we said for a number of years here is we have a very specific strategy.  We saw an opportunity with Clarity to accelerate some of our strategic intent.  Equally so, any time you contemplate a merger, you contemplate it from two aspects.  Number one, is it worth what you’re getting, particularly from a shareholder perspective?  Two, is there potential for incremental near-term revenue, or diversity in your business model as a result of it?  When we looked at Clarity, we said yes.  It adds great talent in an area that we have a strategic intent on.  It adds additional potential revenue streams, and it was something that we felt was well worth the money we were investing in it.  From all of those aspects, we felt it was the right company at the right time.

Will all of those stars line up again in the future at some point in time?  I don’t know.  You can’t say yes, you can’t say no.  I can say, at least from my perspective, soon to be as a board member as opposed to the CEO, I don’t see a need at this point in time, but if opportunity knocks, so be it.

T. Bock	Was it part of an objective review of a whole bunch of companies, like on the Fast 50 wireless list, or something like that, or did you go through that sort of a review as a board?

J. Thode
Without going through a lot of details, this is one of the issues that I teed up my first couple of months here, teed it up as a strategic intent that we look more broadly.  Even before we had a deliberate strategy, Tom, it had to do with the fact that our industry is consolidating.  We’ve talked about that before, so you’re either feed, or you’re getting swallowed.  From that perspective, the board put in the framework to start looking at opportunities and start thinking about what kind of opportunities were the right match.  Once we developed the strategy and got a alignment around the company and the board on the strategy, then it became clear what kind of opportunity we were looking for.  It was not too long ago that, from a specific Clarity perspective that we began serious discussions and a potential merger came to fruition.

T. Bock
I just have one more question, and then I would like to ask a couple for Frank if I could.  John, you PR’d a fellow named John Owings that joined the board, and you said he brings tremendous value right out of the gate.  Can you tell me what tremendous value you’re seeing here?  What are you eluding to there?

J. Thode
I think from a couple of perspectives.  First of all, he’s a financial expert, which obviously is an area that we continue to look for as part of our fiduciary responsibility.  We continue to look for lots of different financial options on.  He has significant experience in telecom in general, so he brings a lot of contacts to the plate, and fundamentally, he works for Nortel.  So it’s never a bad thing, although, as you understand, there has to be an arms length relationship there.  It’s never a bad thing having somebody who works for an OEM participating on your board, especially a fairly senior level individual.  It just adds a lot of credibility to your company.  So I think from all of those perspectives, he adds great value.  It’s positive from all of those aspects.

T. Bock	Sure, but you don’t have a non-disclosure agreement and you’re not discussing any kind of a sale to Nortel at this time.

F. Cesario	Inherently, the goofy thing is if you had an NDA, you couldn’t talk about it in the first place, but nonetheless, it’s our intention to grow this company as we’ve described.

T. Bock
Frank, as long as you’re there, I would just like to ask you something here.  When you go forward with DIF on your deferred revenues, I noticed they did not grow from the second through the third quarter.  They’re the same.  Is this now as it stands without the merger going into the fourth quarter?  Do we contemplate some kind of a step-up in deferred revenues for the fourth quarter?

F. Cesario
Actually, I separate it entirely.  The proposed merger, I’m not even going to talk about how that would change and expand what part of the financials.  I can’t.  Disclosure would be coming forth in a normal course.

Let me talk about the ISCO business specifically on a standalone basis.  We rolled out in Q4 of 2006, really our first software maintenance revenue stream.  We never had one before.  We grew it a bit as we went on, and now we’ve seen this revenue that we’ve been recognizing has been relatively flat versus what we’ve been adding to the party.  Frankly, that’s the taste, that’s getting it started.  The intent as we go to more and more software content, which we’re doing the fully digital platform, that there’s going to be relatively higher elements of revenue associated with software, and that’s obviously part of a recurring revenue stream that we did not enjoy just selling aftermarket hardware.  So the simple answer is, ISCO on a standalone basis, is looking to grow its software revenue stream, and inherently, therefore, deferred revenue, as it rolls out fully digital products.

T. Bock	Frank, you said before that when DIF was completed you would be getting to the end of R&D capital spending. Do you still see that for the fourth quarter?

F. Cesario
I think the big surge is finishing, as far as the individual platform out, so that’s what we’ve been dealing with for the last year.  So I would say yes, as it rolls out, we don’t have that same surge.  To the extent that we have something very hot in a derivative, then, of course, we’ll focus our capital R&D efforts there, but we certainly have an excellent base to work from, especially now that the digital platform itself, which is what we’ve been largely focused on, is finishing.

T. Bock	You said earlier in your introductory remarks that your cash and cash equivalent position today is roughly the same as it was at the end of the second quarter. Is that accurate?

F. Cesario	Yes. Cash on the balance sheet is $2.8 million at the end of Q3, and just to pull out the exact number, its $2.3 million at the end of Q2, so we’ve been in the two to three range really all year.

T. Bock	If there were no merger and we were just going forward without clarity, you would not contemplate a working capital private placement at this time, or would you?

F. Cesario
We really haven’t had one, if you think about it, for a year and a half.  For those who aren’t up to the details, we did refinancing in the middle of the year of debt that was maturing in August of 2007.  All we did is, A, extend the debt, and B, convert an amount of accrued interest into equity.  That was no new cash to the entity, though the process cost us some money, obviously.  But we haven’t had a new cash raise.  Frankly, the entity itself has been good about managing its cash, so we’ve been doing a lot of work to get our products the way they are, so we’ve been proud of that.

The simple answer is I don’t have any specific capital raise intention today.  If I saw something that I thought would improve our balance sheet, would I look at it?  Absolutely.  It’s just one of those things that we’re opportunistic about, even today.  Does that answer your question?

T. Bock                                Yes, it does.  I don’t want to hog the line all day.

F. Cesario	Tom, you’re asking good questions. I’m sure a lot of people have similar ones, so whatever you have, fire away.

T. Bock	Maybe I’ll come back and I might have something else, but I wish you well, John. It’s nice talking with you and I wish you all the best in the future.

J. Thode	Thank you, Tom. I really appreciate it.

Coordinator	Your next question is from the line of Mark Matarnowski, a private investor.

F. Cesario	Hello, Mark.

M. Matarnowski	Hello, guys.

J. Thode	Hello, Mark.

M. Matarnowski
I’ll try to make it short and sweet here.  John, first off, good luck at wherever you’re going here.  You talked approximately two years ago or one and a half years ago about ISCO becoming a $200 million company in 18 to 24 months.  You’ve reiterated that numerous times over the past few quarters that we’re actually on progress for that.  What kind of concrete evidence can you leave us with, now that you’re leaving, that we’re actually on track to becoming that versus leaving us thinking it’s just a pipedream and it’s smoke blown our way now that you’re gone?

J. Thode
I think you’re putting far too much credit in me, Mark.  First of all, let me say, as you know, we believe that in the best interest of the shareholders, we do not forecast with a lot of specificity.  We just don’t believe it’s in the best interest of the shareholder, particularly as the market continues to evolve, and particularly as we continue to significantly evolve our business case in line with our long-term strategy.

Anecdotally, I can give you a couple of pieces of data here.  Anecdotally one, I can tell you that the shareholders should look at this Clarity acquisition and what we’re doing in this space.  I think, as you will learn more about it as we go through the registration and the proxy period, and even a lot of information that you can gather on your own today, just by looking at their Web site.  I think you’ll conclude that this is a major step in the right direction in terms of accelerating, not just our ability to deliver in the aftermarket space, but also in our ability to head toward the OEM space.  That’s where the hockey stick opportunity is at, because now you’re dealing with, even with a small share, you’re talking about big numbers quickly, particularly in the handset space.  So, one piece  of anecdotal data.

The second piece of anecdotal data is I can tell you that my intention, as long as the board will have me, is to remain a director on the board.  One, because, selfishly, I want to participate in the success story, even if it’s at more at arms length than I am today.  But also, because I would like to see through what we started here, and I think clearly, from that perspective, I’m putting my credibility on the line, and certainly have more to lose in the game by continuing to be a director.  So, a second piece of anecdotal data.

A third piece is I am probably the third or fourth largest shareholder in the company, and, as a director, you guys will have straight line of sight visibility on what I’m doing with my shares.  So take me at my word that I intend to continue to hold that share position and demonstrate my confidence, and you’ll have visibility into being able to see that that happens.  I’ll just give you a couple of anecdotal pieces of data there.

M. Matarnowski
Let me take a different direction on this, and I appreciate your input there, but for you to go off, and again, almost two years ago, make a statement that, and especially in light of your statement that you’re hesitant about giving projections and things.  I have to believe, or I have believed for two years that you didn’t pull the $200 million number out of your rear end.  That you actually had a vision, you had a plan, you saw a way to get us from a company under $10 million to that number.  Now you mention Clarity.  Unless Clarity was that solution that you saw two years ago that was going to get us there, certainly they may be a great acquisition now, but I’m hoping that there was something beyond them that was going to get us there.  I guess I’m not hearing what that is.  What I’m hearing is that, for the CDME800 market that we pretty much kissed that off in the U.S.  The 1900 megahertz market, we’ve pretty much given up on that.  We’re now focusing on re-mining in Europe and Latin America and places like that.

I guess I was hoping that you would say something to the effect of we have this new product we’ve been working on for two years, and it’s all set to go, and we’re on target, and two or three months more, or whatever the projection was, we’re closing in on that.  And I’m not hearing that.

J. Thode	I think most of our opening comments were about that. In fact, maybe you need a job as our marketing guy, because you probably did a pretty good job at echoing it back again.

We consistently say on every phone call what we’re doing and where we are with that platform, and how we’re extending that platform on variants that are addressing different market needs that we haven’t been able to address and with customers we haven’t been able to penetrate before.  So maybe we’re not being clear enough there.

M. Matarnowski	Are you offering me a job?

F. Cesario	Come on down.

J. Thode	Come on down. We’ll talk to anybody.

M. Matarnowski	I can write some PRs for you. I’m sorry, and on the way, congratulations on your $9.1 million quarter.

F. Cesario	Our $9.1 million quarter?

M. Matarnowski	I assumed the guy who transposed the digits on the conference call PR wrote that other one also.

F. Cesario	We got rid of him.

J. Thode	Maybe you do need a job. Why don’t you come on down and talk to us?

M. Matarnowski	I’m giving you a hard time there.

F. Cesario
Mark, there’s one other element and I just want to be super quick.  We’re absolutely not giving up on 800 and 1900 in the U.S.  That couldn’t be farther from the truth.  What we’re saying is that we now have something to apply to other markets and that is a real accelerator for what we think we can do and how we can grow the revenue line.  So just understand, in case anybody is listening to this call doesn’t get that directly, absolutely no way do we intend on leaving 800 and 1900.

J. Thode
No, in fact there are some very specific applications, and again, I don’t want to get into too much detail, because we’re putting together a strategy and a little bit more detailed rollout of some of our plans as part of the integration and merger, and as we go into the next year with a new CEO.

Let me just say, I can give you other examples, particularly the end of life for analog.  That it’s going to present a huge systemic issue in 850 CDMA in the U.S. that we’re going to be able to resolve in a very powerful way with the DIF platform that rolls out.  So there are lots of opportunities, and we can categorize them all.  It’s one of these glass half empty, half full.  Certainly, we’re going to always go after 850 and we’re always going to go after our current customer base, but that’s a no-brainer and assumed.  The challenge for us to grow at a very fast rate is to expand the addressable market, the addressable customers, in the addressable regions.  That’s really why we focus most of the time on that, so don’t assume anything other than that’s the reason why we haven’t spent time on the call talking about that.

M. Matarnowski
Okay, one final comment.  You’ve often talked about how you feel the share price is undervalued for what you’re doing.  I would like to see it higher than it is too.  Certainly, this period of the last six months, where you communicate very little, doesn’t generate a lot of demand for purchasing shares, and, as such, it’s very easy to manipulate it down.  It would sure be nice from a shareholder perspective, to see you guys support the share price in the last two weeks.  Since the Clarity announcement, I think we’re down 30%.  It wouldn’t have taken a whole lot to come out and say something positive to help support that.  Ralph, I guess if you’re in charge going forward here, I think I would sure appreciate it if you would pay more attention to that on the day-to-day, quarter-to-quarter basis.  If you don’t have anything to say, then say you’re thinking about forming a partnership in China.  I hear it worked great for some other companies lately.

R. Pini
We hear you loud and clear, and, at the board level, we’re very anxious to give positive market indications.  Sometimes we’re prevented from doing so.  I think that the first opportunity we get, you will see some action, even at the board level.

M. Matarnowski	I would love to see it. Thank you. Good luck, John.

J. Thode	Thanks a lot, Mark.

F. Cesario	Thank you, Mark.

Coordinator	There are no further questions at this time. Mr. Pini, do you have any closing remarks?

R. Pini	Yes. Once again, we appreciate everyone taking the time to join us on this call today, and for being an investor and shareholder of ISCO. Once again, we thank you, and good afternoon to everyone.

Coordinator	This concludes today’s conference call. You may now disconnect.